EXHIBIT 10.3

AMENDMENT NUMBER THREE

TO

ENTEGRIS, INC.

1999 LONG TERM INCENTIVE

AND STOCK OPTION PLAN

WHEREAS, the Company and its shareholders previously approved the Entegris, Inc. 1999 Long Term Incentive and Stock Option Plan (the “Plan”); and

WHEREAS, in order to qualify stock options, stock appreciation rights and performance share awards under the Plan to qualify as performance-based for the purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) the Company is desirous of amending the Plan to include new provisions designed to assure that such awards qualify as performance-based for the purposes of Section 162(m).

NOW THEREFORE, the Plan is hereby amended to add the following provisions:

1. A new Subsection 2.3 is added as follows:

“2.3	The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year, the maximum number of shares of Stock subject to SARs granted to any person in any calendar year, the maximum number of shares of Stock subject to performance share awards granted to any person in any calendar year and the aggregate maximum number of shares of Stock subject to other Awards that may be delivered to any person in any calendar year shall each be 1,000,000. For purposes of the preceding sentence, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m). Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares of Stock then available for Awards under the Plan. No more than $1,000,000 may be paid to any individual with respect to any Cash Performance Award. In applying the limitation of the preceding sentence: (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one limit of such amount, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of such amount. With respect to any Performance Award other than a Cash Performance Award or a Stock Option or SAR, the maximum Award opportunity shall be 1,000,000 shares of Stock or their equivalent value in cash, subject to the limitations specified herein.”

2. A new Subsection 10.3 is added as follows:

“10.3

This Section 10.3 applies to any performance award under the Plan (“Performance Award”) intended to qualify as performance-based for the purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In the case of any Performance Share Award to which this Section 10.3 applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Committee will pre-establish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant or payment of the Performance Share Award, as the case may be, the Committee will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. For purposes of this Section 10.3, the term “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the pay-out of an Award. For purposes of Performance Share Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof):

Net income or improvement in net income;

Adjusted net income or improvement in adjusted net income;

Earnings per share or improvement in earnings per share;

Net sales growth or improvement in net sales growth;

Cash flow or a simplified cash flow metric;

Gross margin;

Earnings before interest and taxes,

EBITDA;

Stock price;

Return on assets or net assets;

Operating income or improvement in operating income;

Return on capital employed;

Return on assets or net assets;

Return on invested capital;

Return on equity and return on adjusted equity;

Reductions in certain asset or cost categories; and

Comparisons with other peer companies or industry groups, indices or classifications with regard to one or more of the foregoing criteria.

Depending on overall industry conditions and the particular context of the Company’s business, a Performance Criterion and any targets with respect thereto determined by the Committee may, but need not, be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

With respect to Performance Awards to Participants who are “covered employees” for purposes of Section 162(m), notwithstanding any provision of the Plan to the contrary, discretionary adjustments to Performance Awards by the Administrator may only be made to reduce the pre-adjustment Performance Award to any such covered employee.”

3. Effective Date. Subject to the approval of the shareholders of the Company, this Amendment Number Two to the Plan shall take effect as of January 1, 2008. In the event that this Amendment is not approved by the shareholders of the Company then this amendment shall be null and void.

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